UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 7, 2013
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (e) Succession Agreement of Peter J. Rose as Chief Executive Officer
The Company and Peter J. Rose, the Company’s Chairman and Chief Executive Officer, entered into a Succession Agreement as of October 7, 2013 (the “Agreement”). Pursuant to the Agreement, Mr. Rose will retire as Chief Executive Officer of the Company effective March 1, 2014. Mr. Rose expects to remain Chairman of the Board of Directors until the annual meeting of shareholders in May 2015. Mr. Rose will not stand for reelection at the May 2015 annual meeting.
The material terms of the Succession Agreement are as follows:

•
Compensation Through Retirement Date. For his services until his retirement date as CEO, Mr. Rose will continue to receive his regular base and incentive pay and be eligible for all benefits available to employees.

•
Retirement Bonus. Pursuant to the Agreement, Mr. Rose will receive a retirement bonus in an amount equal to the amount Mr. Rose would have received under the 2008 Executive Incentive Compensation Plan (the “Plan”) for 2014 and the first five months of 2015, assuming that Mr. Rose received the same percentage of the bonus pool under the Plan that was used to calculate Mr. Rose's incentive compensation for the quarter ended June 30, 2013. The payments will commence in September 2014 and, following the initial payment, will be paid to Mr. Rose at the same time payments are made to employees pursuant to the Plan. The amount paid for the second quarter of 2015 will be reduced by one-third to reflect Mr. Rose’s expected end of service as Chairman in May 2015. In 2012, Mr. Rose earned $5,330,260 from the Plan.

•	Health Care Coverage: Following his retirement as CEO, Mr. Rose will receive a lump sum payment of $150,000, less applicable withholding, to pay for future health insurance premiums or other costs.

•
Director Fees and Travel Expenses: From March 1, 2014 until Mr. Rose steps down as Chairman, the Company will reimburse Mr. Rose for his travel and other expenses incurred as a director in accordance with Company policy. Mr. Rose has waived the director fees normally paid to non-employee directors. For his lifetime, Mr. Rose may continue to book personal travel at his own expense through the Company’s travel department.

•
New CEO Selection. Mr. Rose will assist the Board with the identification of viable internal candidates for CEO and the ultimate selection of a new CEO with the goal of an announcement at the Company’s District Managers meeting in January 2014.

•	Covenant Not to Compete: The Agreement contains a non-solicitation clause and a covenant not to compete for a period of 6 months from the date he steps down as Chairman of the Board in May 2015.

•
Other. The Agreement contains provisions regarding internal and external communications and customary terms and provisions including a general release of claims. The receipt of the retirement bonus and payments for health care coverage are subject to the execution of a release by Mr. Rose following his retirement as CEO. All provisions of the Amended and Restated Employment Agreement dated December 31, 2008 between Mr. Rose and the Company that survive Mr. Rose’s transition from CEO to Chairman have been restated in the Agreement.

Item 7.01 Regulation FD Disclosure.
A press release, dated October 7, 2013, announcing Peter J. Rose’s retirement date as the Company’s Chief Executive Officer as described above is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release dated October 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

October 7, 2013	/S/ R. Jordan Gates
R. Jordan Gates, President and Chief Operating Officer

October 7, 2013	/S/ Bradley S. Powell
Bradley S. Powell, Senior Vice President and Chief Financial Officer